Exhibit 99.1

William F. Grant, III Named Director of First Security Group and FSGBank
New Director Provides Significant Regulatory Expertise and Banking Experience

CHATTANOOGA, Tenn., March 28, 2012 – Mr. William F. “Bill” Grant, III was elected to the Board of Directors of First Security Group, Inc. (NASDAQ: FSGI), effective March 26, 2012.  Mr. Grant was elected to the First Security Board pursuant to the terms of First Security’s outstanding Series A Fixed Rate Perpetual Preferred Stock issued to the U.S. Department of the Treasury in connection with First Security’s participation in the TARP Capital Purchase Program.  Based on Mr. Grant’s qualifications and expertise, First Security also asked Mr. Grant to join the Board of First Security’s wholly-owned subsidiary, FSGBank, N.A., and Mr. Grant has accepted.

“Bill’s extensive regulatory experience at the Office of the Comptroller of the Currency, FSGBank’s primary regulator, will add an invaluable perspective on the Board,” said First Security CEO and President Michael Kramer.  “We appreciate Treasury’s cooperative approach throughout this process and their commitment to identifying such a talented director.  Our interactions with Bill make us confident that he will be a welcome addition to the FSG team.”

With over 40 years of banking and regulatory experience, Mr. Grant currently serves as a founding director, as well as chair of the Audit Committee, for Square 1 Bank, a state chartered commercial bank that provides financial products and services to the venture capital community and entrepreneurs in all stages of growth and expansion, and its holding company, Square 1 Financial, Inc., each headquartered in Durham, North Carolina.  He retired from  Treasury’s Office of the Comptroller of the Currency with 27 years of service in various positions, including National Bank Examiner, Director of Staffing and National Recruitment, and its first Director for Banking Relations.

“First Security offers the opportunity to join a great team.  After meeting with First Security’s leadership, I gained an appreciation for their existing operations as well as their vision for the future,” Mr. Grant said.  “I am honored to become a member of the First Security team and look forward to contributing.”

Mr. Grant will have the same fiduciary duties and obligations to the shareholders of First Security as any other member of the Board.  The appointment to the Board of FSGBank is subject to the completion of the regulatory application process.

Founded in 1999, First Security's community bank subsidiary, FSGBank, has 30 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name of Dalton Whitfield Bank; along the Interstate 40 corridor in Tennessee, FSGBank operates under the name of Jackson Bank & Trust. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning and Internet banking services (www.FSGBank.com).

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Contact:	John R. Haddock, CFO
(423) 308-2075